UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) November 12, 2019

YAYYO, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-39132	81-3028414
(State or other jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

433 N. Camden Drive, Suite 600 Beverly Hills, California	90210
(Address of registrant’s principal executive office)	(Zip code)

(310) 926-2643

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.000001 per share	YAYO	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company [X]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

Item 1.01. Entry into a Material Definitive Agreement.

On November 12, 2019, YayYo, Inc. (the “Company”) entered into an underwriting agreement (the “Underwriting Agreement”) with Aegis Capital Corp., as representative (the “Representative”) of the underwriters named in Schedule 1 to the Underwriting Agreement (the “Underwriters”), related to the Company’s initial public offering of 2,625,000 shares (the “Underwritten Shares”) of the Company’s common stock, par value $0.000001 per share, at a public offering price of $4.00 per share. Under the terms of the Underwriting Agreement, the Company has granted the Underwriters an option, exercisable for 45 days, to purchase up to an additional 393,750 shares (the “Option Shares” and together with the Underwritten Shares, the “Shares”) of common stock to cover over-allotments, if any, at the public offering price per Underwritten Share, less offering expenses.

The Shares are being offered and sold by the Company pursuant to the Company’s registration statement on Form S-1, as amended (File No. 333-224549) (the “Registration Statement”) and filed with the Securities and Exchange Commission (the “SEC”). The Registration Statement was declared effective by the SEC on November 12, 2019. The closing of the offering is expected to take place on November 15, 2019, subject to the satisfaction of customary closing conditions. Gross proceeds from the sale of the Underwritten Shares will be approximately $10.5 million before deducting offering expenses. The Company intends to use the net proceeds from the offering for the repayment of debt, to add to the Company’s fleet of passenger vehicles made available for rent through its wholly-owned subsidiary, Distinct Cars, LLC, and for general corporate purposes, including working capital and sales and marketing activities.

The Underwriting Agreement contains customary representations, warranties and covenants by the Company, customary conditions to closing, indemnification obligations of the Company and the Underwriters, including for liabilities under the Securities Act of 1933, as amended, other obligations of the parties and termination provisions. The representations, warranties and covenants contained in the Underwriting Agreement were made only for purposes of such agreement and as of specific dates, were solely for the benefit of the parties to such agreement, and may be subject to limitations agreed upon by the contracting parties.

Subject to certain exceptions, the Company, its officers and directors and certain stockholders have agreed not to offer, sell, pledge or otherwise dispose of shares of common stock and other of the Company’s securities that they beneficially own, including securities that are convertible into or exchangeable or exercisable for shares of common stock, for periods ranging from 30 days to 180 days after the date of the final prospectus relating to the offering, without the prior written consent of the Representative.

The Underwriting Agreement is filed as Exhibit 1.1 to this Current Report on Form 8-K (this “Current Report”) and the description of the material terms of the Underwriting Agreement is qualified in its entirety by reference to such exhibit.

Item 8.01. Other Events.

On November 12, 2019, the Company issued a press release announcing that it had priced the initial public offering described in Item 1.01 of this Current Report. The Company’s press release is filed as Exhibit 99.1 to this Current Report and is incorporated herein by reference.

Item 9.01. Financial Statement and Exhibits.

(d) Exhibits.

Exhibit No.	Description

1.1	Underwriting Agreement dated November 12, 2019.

99.1	Press Release dated November 12, 2019.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 13, 2019	YAYYO, INC.

	By:	/s/ Jonathan Rosen
	Name:	Jonathan Rosen
	Title:	Chief Executive Officer